UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  July 11, 2005

AUTHENTIDATE HOLDING CORP.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:   0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2165 Technology Drive
Schenectady, NY 12308
(Address and zip code of principal executive offices)

(518) 346-7799
(Registrant's telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 11, 2005, Authentidate Holding Corp. (“Authentidate”), as tenant, and The Connell Company, as landlord, entered into a lease agreement for general office space consisting of 19,695 total rentable square feet located at Connell Corporate Center III, Three Connell Drive, Berkeley Heights, New Jersey 07922. The lease is dated as of July 5, 2005 and Authentidate will use the premises as general office space for its operations. Authentidate’s current office lease in New York, New York expires in March 2006. The lease is for a term of ten years and four months, with an anticipated commencement date of October 1, 2005. However, in the event Landlord is unable to effect a termination of the lease interest by the current tenant prior to August 1, 2005, the lease agreement with Authentidate will terminate, unless otherwise agreed to by Landlord and Authentidate. Starting on the commencement date, Authentidate will be entitled to occupy the premises on a rent-free basis for four months and for an additional two months thereafter is entitled to occupy a portion of the premises on a rent-free basis. In addition, prior to actual commencement date, Authentidate is entitled to occupy approximately 5,000 square feet of the premises on a rent-free basis for the period between the date the premises are first occupied and the actual commencement date. Commencing on the fifth month of the lease term, the rental rate will be $26.00 per square foot for a total of 15,579 rentable square fee or $33,754.50 per month. Thereafter, from month 7 through month 40, the rent for the entirety of the demised premises (19,695 rentable square feet) shall be $42,672.60; from month 41 through month 76, the rental rate shall be $45,134.38 per month and from month 77 to the end of the term, the monthly rent shall be $46,775.63.

The lease also provides Authentidate with a right of first offer on available space on the fifth floor of Connell Corporate Center III at the then-current prevailing fair market rate as well as a one-time option to renew the lease for a term of five years at the then-current market rate for comparable buildings. Authentidate also has an option to terminate the lease five years and four months after the commencement date upon 12 months prior notice to the Landlord. If Authentidate exercises this option, it would be required to pay an early termination fee of $568,202. Authentidate will be required to post a letter of credit in the amount of $512,070 as a security deposit for the lease, which amount will be reduced by fifty-percent in the event Authentidate elects not to exercise its early termination right and remains in similar financial condition as it was on March 31, 2005. The foregoing description of the lease is qualified in its entirety by reference to the lease agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

In connection with its relocation, Authentidate applied for and obtained a grant under the New Jersey Business Employment Incentive Program. The grant, which requires that Authentidate maintain a minimum number of full-time (10) employees within the state during an eligibility period of 10 years, will be disbursed according to a formula based on the percentage of withholdings for certain defined group of employees and other criteria.

The foregoing description of the lease is qualified in its entirety by reference to the lease agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01	Other Events
AuthentiDate Holding Corp. announced on July 14, 2004 that the special counsel appointed by the Audit Committee of the Company’s Board of Directors completed its investigation of certain internal controls and corporate governance concerns raised by the Chief Financial Officer, and found no errors in disclosure or violations of any laws or regulations. In response to the CFO’s concerns, the Audit Committee took immediate action to strengthen the company’s internal controls. The special counsel did confirm certain concerns raised by the Chief Financial Officer relating potentially to future disclosures, and that these concerns were effectively addressed by the immediate action taken by the Audit Committee. After receiving the report, the Audit Committee decided no further action was necessary.

The Registrant issued a press release on July 14, 2005 disclosing this event, which press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

The following exhibits are filed or furnished herewith:

10.1	Form of Lease Agreement dated as of July 5, 2005 between Authentidate Holding Corp. and The Connell Company.

99.1	Press Release of Authentidate Holding Corp., dated July 14, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

By: /s/ Surendra Pai

Name: Surendra Pai
Title: Chief Executive Officer
Date: July 15, 2005

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Lease Agreement dated as of July 5, 2005 between Authentidate Holding Corp. and The Connell Company

99.1	Press Release of Authentidate Holding Corp., dated July 14, 2005.